Exhibit 10.10

VICTORY CAPITAL HOLDINGS, INC.

BONUS PLAN

SECTION 1.           Purpose. The purpose of the Victory Capital Holdings, Inc. Bonus Plan (the “Plan”) is to advance the interests of Victory Capital Holdings, Inc., a Delaware corporation (the “Company”), and its shareholders by recognizing contributions and rewarding performance of key employees of the Company and its Affiliates. The Plan was adopted by the Company’s Board of Directors on July 31, 2013.

SECTION 2.           Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)                                 “Affiliate” shall have the meaning designated in the Shareholders’ Agreement.

(b)                                 “Award” means an incentive compensation award opportunity granted under the Plan.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Annual Bonus Pool” means the incentive compensation pool payable to Participants with respect to any fiscal year of the Company. The Annual Bonus Pool shall be divided into the Cash Bonus Pool and the Stock Bonus Pool, each as defined in Section 5(b).

(e)                                  “Committee” means the Compensation Committee of the Board, or if no such committee has been designated, the Board.

(f)                                   “Fair Market Value” shall have the meaning designated in the Shareholders’ Agreement.

(g)                                  “Participant” means an employee of the Company or its Affiliates designated by the Committee as a participant in the Plan.

(h)                                 “Pre-Bonus EBITDA” means, for a specified fiscal year, an amount equal to (i) the Company’s revenues for such fiscal year, minus (ii)(A) base salaries of all employees of the Company paid or payable for such year, (B) all institutional and retail sales commissions paid or payable by the Company to its employees for such year and (C) all other expenses incurred by the Company (other than Awards to employees of the Company) for such year,

(i)                                     “Shareholders’ Agreement” means the Shareholders’ Agreement dated as of July 31, 2013 by and among the Company, Crestview Victory, L.P. and certain management shareholders of the Company, as amended from time to time.

(j)                                    “Shares” means the common stock, par value $0.01 per share, of the Company and any stock into which such common stock may thereafter be converted or changed.

(k)                                 “Subsidiaries” shall have the meaning designated in the Shareholders’ Agreement.

SECTION 3.           Plan Administration.

(a)                                 The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion and on behalf of the Company, to (i) designate Participants, (ii) determine the terms and conditions of Awards, (iii) interpret the Plan, (iv) prescribe, amend and rescind any rules and regulations relating to the Plan, and (v) to make all other determinations and findings, including factual findings, deemed necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made in good faith by the Committee under or with respect to the Plan or any Award shall be final, binding and conclusive on all Participants. Notwithstanding the foregoing, no amendments to the Plan are permitted that would be in violation of Annex II of the Shareholders’ Agreement.

(b)                                 To the extent permitted by applicable law or regulation, the Committee may delegate its authority, or specified items thereof, to one or more designated individuals or other committees of the Board.

SECTION 4.           Eligibility. Awards may be granted to Participants selected by the Committee in its sole discretion.

SECTION 5.           Calculation of Annual Bonus Pool.

(a)                                 Subject to Section 7, each fiscal year, the Annual Bonus Pool for all awards payable under the Plan with respect to that fiscal year will be equal to 35% of Pre-Bonus EBITDA for such fiscal year. The potential impact of any extraordinary or one-time events, non-cash GAAP charges and/or transactions on the Annual Bonus Pool will be addressed by the Board in its discretion in consultation with Company management either (i) at the time of such transaction or (ii) at the time at which Pre-Bonus EBITDA is calculated.

(b)                                 Unless otherwise determined by the Board in its discretion, the Annual Bonus Pool shall be divided as follows:

(i)                    A portion of the Annual Bonus Pool equal to 30% of Pre-Bonus EBITDA shall be payable to Participants in cash (the “Cash Bonus Pool”); and

(ii)                    A portion of the Annual Bonus Pool equal to 5% of Pre-Bonus EBITDA shall he payable to Participants in Shares, based on the Fair Market Value of such Shares as of the date on which the value of the Annual Bonus Pool is calculated (the “Stock Bonus Pool”). The number of Shares will equal the dollar value of the Stock Bonus Pool divided by the Fair Market Value of a Share as determined in accordance with Section 5.05 of the Shareholders’ Agreement.

SECTION 6.           Shareholders’ Agreement. Any Shares granted under the Plan shall be subject to the Shareholders’ Agreement. To the extent that a recipient of any Shares under the Plan is not already a Shareholder (as defined in the Shareholders’ Agreement) as of the date such

Shares are granted, the Participant may be required to execute and deliver to the Company an instrument or instruments confirming that the Participant has agreed to be bound as a “Shareholder” by the terms of the Shareholders’ Agreement before any Shares are to be issued.

SECTION 7.           Terms of Awards. Awards granted under the Plan (or any program implemented thereunder) shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. Awards may be discretionary or earned based on factors, criteria, or objectives determined by the Committee which may include the performance of the Company, its Affiliates or divisions, the personal goals of the individual, or any other criteria established by the Committee. Management shall make a recommendation to the Committee regarding the amount and terms of Awards to be made with respect to each fiscal year. The Committee may in its discretion increase or decrease the amount of an Award.

SECTION 8.           Plan Amendment and Termination. Except as explicitly prohibited by law, this Plan is provided at the Company’s sole discretion, and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, subject to obtaining any necessary shareholder approval as required by law, regulation or listing exchange requirement. Notwithstanding the foregoing, prior approval of the Chief Executive Officer or the President of the Company shall be required for any amendment to the Plan that would reduce the aggregate Annual Bonus Pool to a number that is less than 35% of Pre-Bonus EBITDA, unless the Board determines in good faith that such amendment is reasonably necessary to prevent or cure any default by the Company or any of its Subsidiaries under any outstanding indebtedness or similar obligations thereof, in which case the prior approval of the Chief Executive Officer or the President of the Company shall not be required in order to make such amendment.

SECTION 9.           Arbitration of Disputes. To the fullest extent permitted by law, the parties hereto agree that any claim, dispute or controversy based on any matter arising out of or in connection with this Agreement or the other agreements or transactions contemplated hereby shall be submitted to and resolved exclusively by arbitration conducted in accordance with Section 6.04(b) of the Shareholders’ Agreement.

SECTION 10. Miscellaneous Provisions.

(a)                                 No Rights to Awards. No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(b)                                 Withholding. The Company shall be authorized to deduct and withhold from (i) any Award granted, (ii) any compensation or other amount owing to a Participant under the Plan, or (iii) with the consent of any Participant, from any other compensation owed to such Participant, any amounts required to be deducted and withheld in respect of an Award under the provisions of any applicable federal, state and local statute, law, or regulation. The Committee may condition the delivery of Shares or other benefits upon satisfaction of all applicable withholding requirements.

(c)                                  No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)                                 No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant. Participation in the Plan does not give a Participant any ownership, security or other rights in any assets of the Company or its Affiliates.

(e)                                  No Right to Continued Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates for any specific duration. Further, the Company or any Affiliate may at any time terminate a Participant’s employment, free from any liability or claim under the Plan. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the terms of the Award.

(f)                                   Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award shall be determined in accordance with the laws of the State of Delaware, without application of the conflict of laws principles thereof.

(g)                                  Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed amended to conform to applicable laws.

(h)                                 Plan Funding. The Plan shall be unfunded. Neither the Plan nor any Award shall be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Awards under the Plan. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.